Strategic Partners Style Specific Funds
For the period ended 01/31/06
File number 811-09439

SUB-ITEM 77D
Policies With Respect to Security Investment


STRATEGIC PARTNERS STYLE SPECIFIC FUNDS

Strategic Partners Small Capitalization Growth Fund

PROSPECTUS DATED SEPTEMBER 29, 2005
SUPPLEMENT DATED OCTOBER 14, 2005

In anticipation of the upcoming merger of the Strategic Partners Small Capitalization Growth
Fund, the last day for purchases and exchanges into the Fund will be Tuesday October 18, 2005.
Purchases and exchanges into the Fund will be blocked the following day.

MFSP503C1